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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              TATHAM OFFSHORE, INC.



         Tatham Offshore, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by vote in meetings held on August 20, and November 13, 1997 adopted the following resolution amending the Certificate of Incorporation of the Corporation subject to approval by the stockholders of the Corporation:

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety by inserting this Section D in its entirety into Article IV after Section C of Article IV:

         "D. (1) All shares of the Corporation outstanding on November 24, 1997, will be reduced to one-tenth of their current amount such that every 10 shares will be worth one share.

                 (2) The Corporation may, but shall not be required, to issue fractions of a share. If it does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or warrants in registered form or in bearer form which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share shall entitle the holder to exercise voting rights, to receive dividends thereon and to participate in any of the assets of the Corporation in the event of liquidation. The Board may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares of uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions, which the Board may impose."

         SECOND: That said amendment was submitted at the annual meeting on November 13, 1997 (the "Annual Meeting") to the holders of the issued and outstanding shares of stock entitled to vote thereon, pursuant to Section 242 of the DGCL.


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         THIRD: That said amendment was adopted at the Annual Meeting by at least a majority of the stockholders entitled to vote thereon in accordance with the provisions of Section 242 of the DGCL.

         FOURTH: That this Certificate of Amendment of the Certificate of Incorporation of the Corporation shall be effective upon filing with the Secretary of State of the State of Delaware.



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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Thomas P. Tatham, Chairman of the Board and Chief Executive Officer of the Corporation, the 14th day of November, 1997.


                                          TATHAM OFFSHORE, INC.



                                          /s/ Thomas P. Tatham
                                          ------------------------------------
                                          Thomas P. Tatham
                                          Chairman of the Board and
                                          Chief Executive Officer